Exhibit 3.91

CERTIFICATE OF INCORPORATION

OF

TI ACQUISITION INC.

1. The name of the Corporation is: TI Acquisition Inc.

2. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is one Thousand (1,000) and the par value of each of such shares is One Cent ($.01). All such shares are of one class and are shares of Common Stock.

5. The board of directors of the Corporation shall have the power to make, adopt, alter, amend or repeal the by-laws of the Corporation. The election of directors of the Corporation need not be by written ballot.

6. The name and mailing address of the incorporator of the Corporation are:

Lauren B. Ezrol

Time Inc.

Time & Life Building

1271 Avenue of the Americas

New York, New York 10020

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby sign this Certificate of Incorporation this 19th day of October 2000.

/s/ Lauren B. Ezrol
Lauren B. Ezrol
Sole Incorporator

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

TI ACQUISITION INC.

TI Acquisition Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: That by action without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declared said amendment advisable and submitted said amendment to the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that paragraph 1 of the Certificate of Incorporation of the Corporation be amended so as to read in its entirety as follows:

“ 1. The name of the corporation is: Viant Technology Holding Inc.”

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the sole stockholder of the Corporation by written consent pursuant to Section 228 of the General Corporation Law of Delaware consented to the above amendment to the Corporation’s Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Lauren Ezrol Klein, its Assistant Secretary, as of the 2nd day of March, 2016.

By:	/s/ Lauren Ezrol Klein
Lauren Ezrol Klein
Assistant Secretary

Annex I to EXHIBIT A

[Certificates of Good Standing]

[see attached]

Secretary of State ,J, KIM WYMAN, Secretary of State of the State of Washington and custodian of its seal, hereby issue this CERTIFICATE OF EXISTENCE OF ALLRECIPES.COM, INC. I CERTIFY that the records on file in this office show that the above named entity was formed under the laws of the State of Washington and that its public organic record was filed in Washington and became effective on 08/25/1995. I FURTHER CERTIFY that the entity’s duration is Perpetual, and that as of the date of this certificate, the records of the Secretary of State do not reflect that this entity has been dissolved. I FURTHER CERTIFY that all fees, interest, and penalties owed and collected through the Secretary of State have been paid. I FURTHER CERTIFY that the most recent annual report has been delivered to the Secretary of State for filing and that proceedings for administrative dissolution are not pending. Issued Date; 12/27/2017 UBI Number: 601 653 265